Filed Pursuant to Rule 424(b)(7)
Registration No. 333- 208829
PROSPECTUS SUPPLEMENT NO. 1

Forest City Realty Trust, Inc.
1,956,788 of Class A Common Stock
This prospectus supplement no. 1 supplements and amends the prospectus, dated January 4, 2016 (the “prospectus”) relating to the offering for resale by the selling shareholders of up to 1,956,788 shares of our Class A common stock issuable upon an exchange of Class A Common Units of Forest City Master Associates III, LLC held by the selling shareholders, including certain permitted transferees of selling shareholders.
This prospectus supplement should be read in conjunction with the prospectus and is qualified by reference to such prospectus, except to the extent that the information presented herein supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in conjunction with, the prospectus, including any amendments or supplements thereto.
As of the date of this prospectus supplement, up to 1,127,044 shares of Class A common stock, of which 1,111,044 are issuable in exchange for Class A Common Units of Forest City Master Associates III, LLC, remain eligible for resale.
Our Class A common stock is listed on the New York Stock Exchange under the symbol “FCEA.” On September 7, 2017, the last reported sale price of our Class A common stock on the New York Stock Exchange was $24.89 per share.
Investing in our Class A common stock involves risks. You should carefully consider the risks described in our annual, quarterly and current reports, which are incorporated into this prospectus supplement by reference, including those identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as amended, as updated by our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017 and June 30, 2017.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement no. 1 is September 8, 2017

SELLING SHAREHOLDERS
Selling shareholders, including their permitted transferees or donees or their successors, may from time to time offer and sell up to an aggregate of 1,127,044 shares of our Class A common stock pursuant to this prospectus supplement and the prospectus. One selling shareholder listed in the table below is a permitted transferee of holders of Class A Common Units of Forest City Master Associates III, LLC that were exchanged into shares of our Class A common stock.
The following table sets forth information received by us on or prior to September 8, 2017 with respect to the selling shareholders and the amount of shares of Class A common stock beneficially owned by each selling shareholder that may be offered pursuant to this prospectus supplement and the prospectus. The information is based on information provided by or on behalf of the following selling shareholders to us and is as of the date of this prospectus supplement. The number of shares of Class A common stock owned by the selling shareholders or any future transferees from such holders assumes that they do not own any shares of Class A common stock other than shares of Class A common stock issuable upon an exchange of Class A Common Units of Forest City Master Associates III, LLC. The percentage of Class A Common Units indicated as owned is based on 1,111,044 Class A Common Units outstanding as of September 7, 2017.
The information set forth below supplements and replaces the information previously included in the prospectus.

		Amount of Class A Common Units Owned		Shares of Class A Common Stock Issuable upon an Exchange of Class A Common Units		Shares of Class A Common Stock Issued upon an Exchange of Class A Common Units		Shares of Class A Common Stock to be Owned After Offering
	Name of Selling Shareholder	Number	Percentage	Number	Percentage(1)	Number	Percentage(1)	Number	Percentage
	Brooklyn Two Trust	21,819	1.96%	21,819	*	0	*	0	*
	RRG Flatbush Associates, L.P.	246,290	22.17%	246,290	*	0	*	0	*
	RRG Gowanus Canal, Inc.	42,222	3.80%	42,222	*	0	*	0	*
	RRG New B.U.G., LLC	358,841	32.30%	358,841	*	0	*	0	*
	RRG New Residential Properties, LLC	168,377	15.15%	168,377	*	0	*	0	*
	RRG New S.I.A.C., LLC	273,495	24.62%	273,495	*	0	*	0	*
	Robert P. Sanna(2)	0	*	0	*	16,000	*	0	*
	TOTAL	1,111,044	100%	1,111,044	*	16,000	*	*	*
	* Less than 1%
(1)	Calculated based on 265,270,695 shares of our Class A common stock outstanding as of September 7, 2017.
(2)	Represents an employee of Forest City Ratner Companies, LLC, one of our wholly-owned subsidiaries.